Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated September 13, 2016 related to the financial statements of the Acquired Brands of Ultimark Products Inc. and Subsidiary as of and for the years ended December 31, 2015 and 2014, which appear in the Form 8-K/A of Scott’s Liquid Gold-Inc. dated September 13, 2016.

/s/ EKS&H LLLP

September 13, 2016

Denver, Colorado